Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

TSullivan@scr-ir.com

PLYMOUTH INDUSTRIAL REIT REPORTS SECOND QUARTER RESULTS

BOSTON, August 6, 2020 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its consolidated financial results for the second quarter ended June 30, 2020 and other recent developments.

Second Quarter and Subsequent Highlights

•	Reported results for the second quarter of 2020 reflect a net loss attributable to common stockholders of $7.2 million, or $(0.49) per weighted average common share; net operating income (“NOI”) of $17.1 million; Funds from Operations attributable to common stockholders and unit holders (“FFO”) of $0.51 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.45 per weighted average common share and units.
•	Collected approximately 94% of its rent for the second quarter and 96% in July 2020, which excludes any rent deferment measures granted to tenants. Factoring in rent deferment, Plymouth collected approximately 99% of its expected rent for the second quarter and 97% in July.
•	Same store NOI (“SS NOI”) was flat on a cash basis for the second quarter compared with the same period in 2019; decreased 0.2% on a cash basis excluding early termination income.
•	Commenced leases totaling 1.35 million square feet with a 9.0% increase in rental rates on a cash basis from leases greater than six months, including a renewal of the Company’s largest 2020 lease expiration.
•	Declared a regular quarterly cash dividend for the second quarter of 2020 of $0.20 for the common stock and a regular quarterly cash dividend of $0.46875 per share for the 7.50% Series A Cumulative Redeemable Preferred Stock (“the Preferred Stock”).

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “The significant challenges brought forth by the global pandemic have given us an opportunity to demonstrate the benefits of a heritage of being strong real estate operators. I am proud of how well our team has been able to lease our properties, collect rent, service our tenants, diligence new acquisition opportunities and collaborate throughout these unprecedented times. Since late April, we have seen leasing activity and rent collections return to a regular pace and the emphasis on preserving liquidity has enabled us to pay down some outstanding borrowings on our credit facility. We are encouraged by the recent trends in our portfolio and the early indications that this performance could be sustained through the second half of the year.

“We are bullish on the long-term fundamentals of the industrial sector and the expected demand created by changes to global supply chains, e-commerce and an emphasis on manufacturing in the United States. While the increasing amount of industry and real estate research points to a rising tide for the entire sector, we believe there will be an historic opportunity to invest in industrial properties in our targeted markets with tenants that will increasingly require access to the skilled blue-collar labor pools in our markets. We have been successful in the past with our approach to capturing these opportunities with disciplined access to capital. That commitment is as strong and relevant today as it was pre-COVID.”

Financial Results for the Second Quarter of 2020

Net loss attributable to common stockholders for the quarter ended June 30, 2020 was $7.2 million, or $(0.49) per weighted average common share outstanding, compared with net loss attributable to common stockholders of $6.0 million, or $(0.88) per weighted average common share, for the same period in 2019. The decrease in net loss per weighted average common share was primarily due to an increase in net operating income, mostly offset by increased interest and depreciation expense associated with acquisitions activity. Weighted average common shares outstanding for the quarters ended June 30, 2020 and 2019 were 14.6 million and 6.8 million, respectively. The year-over-year increase in weighted average common shares reflects the impact of the issuance of 7.1 million shares in 2019 and the first half of 2020.

Consolidated total revenues for the quarter ended June 30, 2020 were $26.1 million, compared with $17.0 million for the same period in 2019.

NOI for the quarter ended June 30, 2020 was $17.1 million compared with $11.0 million for the same period in 2019. Same store NOI (“SS NOI”) – Cash basis for the quarter ended June 30, 2020 was $10.3 million excluding early termination income compared with $10.3 million for the same period in 2019. SS NOI – GAAP basis excluding early termination income for the quarter ended June 30, 2020 was $10.7 million compared with $10.9 million for the same period in 2019, a decrease of 1.9%. The year-over-year decline in SS NOI – GAAP basis was due to both expected and unanticipated vacancies at three properties, offset by new leasing completed. During the first quarter of 2020, the Company received a $336,000 lease termination fee related to one of these moveouts.

EBITDAre for the quarter ended June 30, 2020 was $14.5 million compared with $9.2 million for the same period in 2019.

FFO attributable to common stockholders and unit holders for the quarter ended June 30, 2020 was $8.0 million compared with $4.1 million for the same period in 2019, primarily as a result of the contribution from acquisitions. The Company reported FFO for the quarter ended June 30, 2020 of $0.51 per weighted average common share and unit compared with $0.50 per weighted average common share and unit for the same period in 2019. The increase in weighted average share count was virtually offset by the contribution of acquisitions in addition to same store operations. Weighted average common shares and units outstanding for the second quarters ended June 30, 2020 and 2019 were 15.7 million and 8.0 million, respectively. As of June 30, 2020, the Company had a total of 16.7 million common shares and units outstanding.

AFFO for the quarter ended June 30, 2020 was $7.0 million, or $0.45 per weighted average common share and unit, compared with $3.4 million, or $0.43 per weighted average common share and unit, for the same period in 2019, primarily driven by the change in FFO attributable to common stockholders and unit holders.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, FFO and AFFO.

Capital Markets Activity and Liquidity

During the second quarter of 2020, the Company issued approximately 1.1 million common shares through its ATM program at an average price of $12.03 per share, raising approximately $12.5 million in net proceeds.

As of August 5, 2020, the Company’s current cash balance was approximately $4.5 million, excluding operating expense escrows of approximately $9.1 million, and it has approximately $29.9 million of availability under the secured line of credit. Plymouth is currently in active discussions with KeyBank on refinancing its $100 million term loan that matures in October 2020, the Company’s only material debt maturity until 2023.

Leasing Activity

Leases commencing during the second quarter of 2020 totaled an aggregate of 1.40 million square feet, of which 1.35 million square feet was associated with leases of at least six months. The leases greater than six months included 1.29 million square feet of renewal leases and 62,000 square feet of new leases, and the Company will experience a 9.0% increase in rental rates on a cash basis from these leases.

At the beginning of 2019, between its existing portfolio and additional acquisitions completed in 2019, Plymouth initially had 2.8 million square feet that was scheduled to expire in 2020.  Expirations during 2020 increased 100,000 square feet due to early terminations bring the total space scheduled to expire in 2020 up to 2.9 million square feet, representing approximately 14.5% of the Company’s total portfolio. Prior to the end of 2019, approximately 1.4 million square feet of such leases were either renewed or leased to new tenants. Through Q2 2020, the Company had renewed or leased to new tenants an additional 850,000 square feet, bringing the total of executed new or renewal leases that were scheduled to expire in 2020 up to 2.25 million square feet, representing approximately 78% of the initial 2020 expirations, plus the Company had leased an additional 100,000 square feet that was previously vacant.

As of June 30, 2020, the Company had real estate investments comprised of 125 industrial buildings totaling 20.0 million square feet with occupancy of 95.1%. The Company has entered into a small number of rent deferral concessions representing approximately 1.6%, or $1.25 million, of annualized base rent, which is defined as the annualized monthly contractual base rent per the leases, excluding any rent abatements, as of June 30, 2020.

Quarterly Distributions to Stockholders

On June 1, 2020, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the second quarter of 2020. The dividend was paid on Jun 30, 2020 to stockholders of record on June 15, 2020.

On June 12, 2020, the Company announced the Board of Directors declared a regular quarterly cash dividend of $0.20 per share for the Company’s common stock for the second quarter of 2020. The dividend was paid on July 31, 2020, to stockholders of record on June 30, 2020.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (412) 717-9587. A replay of the call will be available through August 13, 2020, by dialing (412) 317-0088 and entering the replay access code, 10146321.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2020	2019
Assets
Real estate properties	$738,024	$655,788
Less accumulated depreciation	(80,452)	(63,877)
Real estate properties, net	657,572	591,911

Cash	13,975	10,465
Cash held in escrow	11,444	9,453
Restricted cash	3,827	2,480
Deferred lease intangibles, net	57,328	57,088
Other assets	20,501	14,084
Total assets	$764,647	$685,481

Liabilities, Preferred stock and Equity
Liabilities:
Secured debt, net	$397,150	$318,558
Borrowings under line of credit	70,100	78,900
Accounts payable, accrued expenses and other liabilities	42,598	36,284
Deferred lease intangibles, net	7,888	8,314
Total liabilities	517,736	442,056

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 2,040,000 shares issued and outstanding at June 30, 2020 and December 31, 2019 (aggregate liquidation preference of $51,000 at June 30, 2020 and December 31, 2019)	48,868	48,868
Series B; 4,411,764 shares issued and outstanding at June 30, 2020 and December 31, 2019, (aggregate liquidation preference of $97,230 and $96,574 at June 30, 2020 and December 31, 2019, respectively)	83,501	79,793

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 15,897,644 and 14,141,355 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	159	141
Additional paid in capital	265,774	256,259
Accumulated deficit	(156,106)	(148,403)
Total stockholders' equity	109,827	107,997
Non-controlling interest	4,715	6,767
Total equity	114,542	114,764
Total liabilities, preferred stock and equity	$764,647	$685,481

PLYMOUTH INDUSTRIAL REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2020	2019	2020	2019

Rental revenue	$26,137	$17,022	$52,366	$33,684
Total revenues	26,137	17,022	52,366	33,684

Operating expenses:
Property	9,026	6,034	18,037	12,296
Depreciation and amortization	13,520	8,476	27,617	16,908
General and administrative	2,576	1,691	5,098	3,337
Total operating expenses	25,122	16,201	50,752	32,541

Other (expense):
Interest expense	(4,900)	(3,576)	(9,771)	(7,418)
Change in fair value of warrant derivative	—	(102)	—	(181)
Total other expense, net	(4,900)	(3,678)	(9,771)	(7,599)

Net loss	$(3,885)	$(2,857)	$(8,157)	$(6,456)

Less: loss attributable to non-controlling interest	$(209)	$(380)	$(454)	$(1,033)

Net loss attributable to Plymouth Industrial REIT, Inc.	$(3,676)	$(2,477)	$(7,703)	$(5,423)

Less: Preferred stock dividends	1,613	1,566	3,226	3,132
Less: Series B preferred stock accretion to redemption value	1,854	1,901	3,708	3,801
Less: amount allocated to participating securities	30	58	106	115
Net loss attributable to common stockholders	$(7,173)	$(6,002)	$(14,743)	$(12,471)

Net loss basic and diluted per share attributable to common stockholders	$(0.49)	$(0.88)	$(1.02)	$(2.15)

Weighted-average common shares outstanding basic and diluted	14,649,290	6,835,878	14,514,233	5,787,600

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue, tenant reimbursements and other income) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, and loss on impairments. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds From Operations attributable to common stockholders (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO, consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO attributable to common stockholders and unit holders represents FFO reduced by dividends paid (or declared) to holders of our preferred stock.

Adjusted Funds From Operations attributable to common stockholders (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to FFO. AFFO is defined as FFO, excluding certain non-cash operating revenues and expenses, acquisition and transaction related costs for transactions not completed and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, impairment losses, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance.

As with FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.
SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES
UNAUDITED
(In thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
NOI:	2020	2019	2020	2019
Net loss	$(3,885)	$(2,857)	$(8,157)	$(6,456)
General and administrative	2,576	1,691	5,098	3,337
Depreciation and amortization	13,520	8,476	27,617	16,908
Interest expense	4,900	3,576	9,771	7,418
Change in fair value of warrant derivative	—	102	—	181
NOI	$17,111	$10,988	$34,329	$21,388

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
EBITDAre:	2020	2019	2020	2019
Net loss	$(3,885)	$(2,857)	$(8,157)	$(6,456)
Depreciation and amortization	13,520	8,476	27,617	16,908
Interest expense	4,900	3,576	9,771	7,418
EBITDAre	$14,535	$9,195	$29,231	$17,870

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
FFO:	2020	2019	2020	2019
Net loss	$(3,885)	$(2,857)	$(8,157)	$(6,456)
Depreciation and amortization	13,520	8,476	27,617	16,908
FFO	$9,635	$5,619	$19,460	$10,452
Preferred stock dividends	(1,613)	(1,566)	(3,226)	(3,132)
FFO attributable to common stockholders and unit holders	$8,022	$4,053	$16,234	$7,320

Weighted average common shares and units outstanding	15,675	8,037	15,564	6,983
FFO attributable to common stockholders and unit holders per share	$0.51	$0.50	$1.04	$1.05

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
AFFO:	2020	2019	2020	2019
FFO attributable to common stockholders and unit holders	$8,022	$4,053	$16,234	$7,320
Amortization of debt related costs	366	273	665	508
Non-cash interest expense	(174)	(62)	90	(93)
Stock compensation	383	305	732	593
Change in fair value of warrant derivative	—	102	—	181
Straight line rent	(443)	(223)	(961)	(481)
Above/below market lease rents	(438)	(344)	(986)	(685)
Recurring capital expenditure (1)	(719)	(687)	(1,755)	(1,246)
AFFO	$6,997	$3,417	$14,019	$6,097

Weighted average common shares and units outstanding	15,675	8,037	15,564	6,983
AFFO per share	$0.45	$0.43	$0.90	$0.87

(1) Excludes non-recurring capital expenditures of $401 and $635 for the three months ended June 30, 2020 and 2019, respectively, and $2,151 and $1,688 for the six months ended June 30, 2020 and 2019, respectively.